Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Partners LP Announces Cash Tender Offers for Any

and All of Its Outstanding 6.000% Senior Notes due 2020 and 6.125%

Senior Notes due 2022

HOUSTON — March 7, 2017 — Crestwood Midstream Partners LP (“CMLP”), a wholly-owned subsidiary of Crestwood Equity Partners LP (NYSE: CEQP), announced today that CMLP has commenced two concurrent cash tender offers (the “offers”) to purchase any and all of the outstanding senior notes listed in the following table at the cash purchase prices shown in the column titled “Consideration per $1,000 of Notes.”

Issuer(1)	Title of Security	CUSIP Number	Principal Amount Outstanding	Consideration per $1,000 of Notes
Crestwood Midstream Partners LP	6.000% Senior Notes due 2020	226373AJ7	$338,758,000	$1,033.00

Crestwood Midstream Partners LP	6.125% Senior Notes due 2022	226373AH1	$436,436,000	$1,048.94

(1)	Crestwood Midstream Finance Corp., a wholly owned subsidiary of Crestwood Midstream Partners LP, is a co-issuer of each series of these securities.

Holders whose notes are purchased will also receive accrued and unpaid interest thereon from the applicable last interest payment date up to, but not including, the initial settlement date, which is expected to be March 14, 2017.

The offers are being made pursuant to an Offer to Purchase dated today, a related Letter of Transmittal and a related Notice of Guaranteed Delivery, which set forth the complete terms and conditions of the offers.

Each offer will expire at 5:00 p.m. New York City Time on March 13, 2017, unless extended (the “Expiration Time”). Tendered notes may be withdrawn at any time before the Expiration Time. Holders of notes must validly tender and not validly withdraw their notes (or comply with the procedures for guaranteed late delivery) before the Expiration Time to be eligible to receive the consideration for each series of notes. Settlement for notes tendered prior to the Expiration Time and accepted for purchase will occur promptly after the Expiration Time. The initial settlement date is expected to be March 14, 2017, assuming that the offers are not extended or earlier terminated. The settlement date for any notes tendered pursuant to a Notice of Guaranteed Delivery is expected to be on March 16, 2017, subject to the same assumption, and payment for such notes would include accrued and unpaid interest thereon only to, but not including, the initial settlement date.

The offer for each series of notes is conditioned upon the satisfaction of certain conditions, including the completion of a contemporaneous notes offering by CMLP on terms and conditions (including, but not limited to, the amount of proceeds raised in such offering) satisfactory to CMLP. Neither offer is conditioned upon any minimum amount of notes being tendered or the consummation of the other offer.

Each offer may be amended, extended, terminated or withdrawn separately in CMLP’s sole discretion.

There is no assurance that the offers will be subscribed for in any amount. Depending upon the results of either offer, CMLP may or may not elect to redeem or otherwise repurchase any of the notes that were subject to that offer but remain outstanding afterwards, either promptly after expiration of the offer or at one or more later times.

NEWS RELEASE

CMLP has retained J.P. Morgan Securities LLC to serve as the exclusive Dealer Manager for the offers. Questions regarding the terms of the offers may be directed to J.P. Morgan Securities LLC by calling (212) 834-4811 (collect) or (866) 834-4666 (toll-free).

CMLP has also retained D.F. King & Co., Inc. to serve as the Tender Agent and Information Agent for the offers.

Neither CMLP, the dealer manager, the tender agent nor the information agent makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder’s notes, and none of them have authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the offer documents, consult their own investment and tax advisors and make their own decisions whether to tender notes.

The offers are being made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the offers, by calling (866) 416-0552 (toll free) or, for banks and brokers, (212) 269-5550 or emailing cmplp@dfking.com. Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/cmplp.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the offers. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such securities will be offered only by means of a prospectus, including a prospectus supplement relating to such securities, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statement

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in CMLP’s most recent annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

About Crestwood Midstream Partners LP

Houston, Texas, based CMLP is a limited partnership and wholly-owned subsidiary of CEQP that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. CMLP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Midstream Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

Vice President, Investor Relations

josh.wannarka@crestwoodlp.com